ESTATUTO SOCIAL
                      TELE LESTE CELULAR PARTICIPACOES S.A.
                  (Aprovado em Assembleia Geral Extraordinaria,
                      realizada em 30 de novembro de 1998)

CAPITULO I - DAS CARACTERISTICAS DA COMPANHIA

REGIME JURIDICO

Art. 1 - Tele Leste Celular Participacoes S.A. e uma sociedade por acoes, regida pelo presente Estatuto Social e demais dispositivos legais aplicaveis.

OBJETO SOCIAL

Art. 2 - A Companhia tem por objeto:

I - exercer o controle das sociedades exploradoras do Servico Movel Celular na Area de Concessao 9;

II - promover, atraves de sociedades controladas ou coligadas, a expansao e implantacao de servicos de telefonia movel, em sua respectiva area de concessao;

III - promover, realizar ou orientar a captacao, em fontes internas e externas, de recursos a serem aplicados pela Companhia ou pelas suas controladas;

IV - promover, realizar e estimular atividades de estudos e pesquisas visando ao desenvolvimento do setor de telefonia movel;

V - executar, atraves de sociedades controladas ou coligadas, servicos tecnicos especializados afetos a area de telefonia movel;

VI - promover, estimular, realizar e coordenar, atraves de suas sociedades controladas ou coligadas, a formacao e o treinamento do pessoal necessario ao setor de telefonia movel;

VII - realizar ou promover importacoes de bens e servicos para as suas sociedades controladas e coligadas;

VIII - exercer outras atividades afins ou correlatas ao seu objeto social;

IX - participar do capital de outras sociedades; e

X - comercializar equipamentos e materiais necessarios ou uteis a exploracao de servicos de telecomunicacoes.

SEDE

Art. 3 - A Companhia tem sede em Salvador, Estado do Bahia, podendo criar e extinguir, por decisao do Conselho de Administracao, filiais, agencias e sucursais, escritorios, departamentos e representacoes em qualquer ponto do territorio nacional e no exterior.

Art. 4 - O prazo de duracao da Companhia e indeterminado.

CAPITULO II - DO CAPITAL

CAPITAL AUTORIZADO

Art. 5 - A Companhia esta autorizada a aumentar seu capital social, mediante deliberacao do Conselho de Administracao, ate o limite de 700.000.000.000 (setecentos bilhoes) de acoes, ordinarias ou preferenciais.

Paragrafo 1(0) - Nao ha obrigatoriedade, nos aumentos de capital, de se guardar proporcao entre as especies de acoes, observadas as disposicoes legais e estatutarias.

Paragrafo 2(0) - O direito de preferencia na emissao de acoes dentro do limite autorizado, bem como na emissao de debentures, partes beneficiarias conversiveis em acoes e bonus de subscricao podera ser excluido, por deliberacao do Conselho de Administracao, nos casos previstos na legislacao.

CAPITAL SUBSCRITO

Art. 6 - O capital social subscrito, totalmente integralizado, e de R$87.160.567,41 (oitenta e sete milhoes cento e sessenta mil, quinhentos e sessenta e sete reais e quarenta e um centavos), representado por
334.399.027.592 (trezentos e trinta e quatro bilhoes, trezentos e noventa e nove milhoes, vinte e sete mil, quinhentos e noventa e duas) acoes nominativas, sendo
124.369.030.532 (cento e vinte e quatro bilhoes, trezentos e sessenta e nove milhoes, trinta mil, quinhentos e trinta e duas) acoes ordinarias e
210.029.997.060 (duzentos e dez bilhoes, vinte e nove milhoes, novecentos e noventa e sete mil e sessenta) acoes preferenciais, todas escriturais, sem valor nominal.

Paragrafo Unico - As acoes serao mantidas em conta de deposito em instituicao financeira em nome de seus titulares, sem emissao de certificados.

CAPITULO III - DAS ACOES

ACOES ORDINARIAS

Art. 7 - A cada acao ordinaria corresponde um voto nas deliberacoes das Assembleias Gerais de Acionistas.

ACOES PREFERENCIAIS

Art. 8 - As acoes preferenciais nao tem direito a voto, exceto nas hipoteses previstas no art.10 abaixo, sendo a elas assegurada: prioridade (i) no reembolso de capital, sem premio, e (ii) no pagamento de dividendos minimos, nao cumulativos, de 6% (seis por cento) ao ano, sobre o valor resultante da divisao do capital subscrito pelo numero total de acoes da Companhia.

Paragrafo Unico - Sera concedido as acoes preferenciais direito de voto pleno, caso a Companhia deixe de pagar os dividendos minimos a que fazem jus, por 3
(tres) exercicios sociais consecutivos, direito que conservarao ate o seu pagamento.

CAPITULO IV -DA ASSEMBLEIA GERAL

Art. 9 - As Assembleias Gerais de Acionistas realizar-se-ao: (i) ordinariamente, uma vez por ano, nos 4 (quatro) primeiros meses seguintes ao encerramento de cada exercicio social, nos termos do art. 132 da Lei 6.404/76, e (ii) extraordinariamente, sempre que necessario, seja em funcao dos interesses sociais, ou de disposicao deste Estatuto Social, ou quando a legislacao aplicavel assim o exigir.

Paragrafo Unico - As Assembleias Gerais de Acionistas serao convocadas pelo Presidente do Conselho de Administracao e, em sua ausencia, pelo seu substituto, conforme o disposto no art. 15 abaixo.

Art. 10 - Devera ser submetida a aprovacao previa da Assembleia Geral de Acionistas, a celebracao de quaisquer contratos de longo prazo entre a Companhia ou suas controladas, de um lado, e o acionista controlador ou sociedades controladas, coligadas, sujeitas a controle comum ou controladoras deste ultimo, ou que de outra forma constituam partes relacionadas a Companhia, de outra parte, salvo quando os contratos obedecerem a clausulas uniformes.

Art. 11 - Sem prejuizo do disposto no ss. 1(0) do art. 115 da Lei n(0) 6.404/76, os titulares de acoes preferenciais terao direito a voto na deliberacao assemblear referida no art. 10, assim como naquelas referentes a alteracao ou revogacao dos seguintes dispositivos estatutarios:

I - art. 10;

II - paragrafo primeiro do art.12; e

III - art. 31.

Art. 12 - As Assembleias Gerais de Acionistas serao presididas pelo Presidente do Conselho de Administracao. Em caso de ausencia do Presidente do Conselho de Administracao, as Assembleias Gerais serao presididas pelo seu substituto, indicado conforme o art.15 abaixo, ou por qualquer outra pessoa indicada pela maioria dos presentes. Ao presidente das Assembleias Gerais de Acionistas cabera a indicacao do Secretario.

Paragrafo 1(0) - Nas hipoteses do art. 136 da Lei n(0) 6.404/76, a primeira convocacao da Assembleia Geral de Acionistas sera feita com 30 (trinta) dias de antecedencia, no minimo, e com antecedencia minima de 10 (dez) dias, em segunda convocacao.

Paragrafo 2(0) - Somente poderao tomar parte e votar na Assembleia Geral de Acionistas os acionistas cujas acoes estejam registradas em seu nome, no livro proprio, com antecedencia de 72 (setenta e duas) horas da data designada para a respectiva Assembleia Geral de Acionistas.

Paragrafo 3(0) - O edital de convocacao podera condicionar a presenca do acionista, na Assembleia Geral de Acionistas, ao deposito, na sede da Companhia, do comprovante de sua qualidade de acionista, expedido pela propria Companhia ou pela instituicao depositaria das acoes da Companhia, com 48 (quarenta e oito) horas de antecedencia do dia marcado para a realizacao da Assembleia Geral de Acionistas.

Paragrafo 4(0) - O edital de convocacao tambem podera condicionar a representacao do acionista por procurador, em Assembleia Geral de Acionistas, ao deposito do respectivo instrumento de mandato na sede da Companhia, com 48 (quarenta e oito) horas de antecedencia do dia marcado para a realizacao da Assembleia Geral de Acionistas.

CAPITULO V - DA ADMINISTRACAO DA COMPANHIA

Art. 13 - A Administracao da Companhia compete ao Conselho de Administracao e a Diretoria, com as atribuicoes conferidas por lei e pelo presente Estatuto Social, cujos membros serao eleitos para um mandato de 3 (tres) anos, sendo permitida a reeleicao, estando eles dispensados de oferecer garantia para o exercicio de suas funcoes. O Conselho de Administracao, orgao de deliberacao colegiada, exercera a administracao superior da Companhia. A Diretoria e orgao executivo da administracao da Companhia, atuando, cada um de seus membros segundo a respectiva competencia, nos termos da lei e do presente estatuto Social.

Paragrafo 1o - Todos os membros do Conselho de Administracao e da Diretoria tomarao posse mediante assinatura dos correspondentes termos, permanecendo nos respectivos cargos ate que seus sucessores tomem posse.

Paragrafo 2o - A Assembleia Geral de Acionistas devera fixar a remuneracao global dos administradores da Companhia, incluindo os beneficios de qualquer natureza e as verbas de representacao, sendo o Conselho de Administracao competente para distribuir essa remuneracao entre os seus membros e os da Diretoria.

Paragrafo 3o - A Assembleia Geral de Acionistas podera atribuir aos administradores participacao nos lucros da Companhia, desde que observado o disposto no art. 152, ss. 1o e ss. 2o da Lei 6.404/76, conforme proposta apresentada pela administracao.


CONSELHO DE ADMINISTRACAO

COMPOSICAO

Art. 14 - O Conselho de Administracao sera composto por 4 (quatro) membros efetivos, todos acionistas da Companhia e residentes no pais.

Paragrafo Unico - O Conselho de Administracao, em sua primeira reuniao apos a posse, designara o Presidente e o Vice-Presidente do Conselho de Administracao.

SUBSTITUICAO

Art. 15 - Ocorrendo impedimento ou a ausencia de qualquer um dos membros do Conselho de Administracao, este sera substituido, de imediato, por outro Conselheiro de Administracao ou Diretor que, por escrito, venha a indicar para representa-lo na reuniao a qual nao puder estar presente.

Paragrafo Unico - No caso previsto neste artigo, o membro do Conselho de Administracao que estiver substituindo o membro do Conselho de Administracao impedido ou ausente votara, por si e pelo membro do Conselho de Administracao substituido, na reuniao do Conselho de Administracao.

Art. 16 - Havendo vacancia de qualquer dos cargos do Conselho de Administracao,
o substituto sera indicado pelo Conselho de Administracao, e exercera seu mandato ate a primeira assembleia geral ordinaria que se realizar apos o evento.

COMPETENCIA

Art. 17 - Compete ao Conselho de Administracao:

I - fixar a orientacao geral dos negocios da Companhia, bem como deliberar a criacao ou extincao de filiais, agencias e sucursais, escritorios, departamentos e representacoes em qualquer localidade do Pais ou do exterior;;

II- aprovar o orcamento anual e o plano de investimentos e operacoes da
Companhia;

III - convocar a Assembleia Geral de Acionistas;

IV - aprovar as demonstracoes financeiras e o relatorio da administracao da Companhia e submete-los a Assembleia Geral de Acionistas;

V - eleger ou destituir, a qualquer tempo, os membros da Diretoria, fixando-lhes as atribuicoes, observadas as disposicoes legais e estatutarias;

VI - fiscalizar a gestao dos Diretores da Companhia, examinar, a qualquer tempo, os livros da Companhia, solicitar informacoes sobre os contratos celebrados ou em via de celebracao ou quaisquer outros atos;

VII - aprovar o regimento interno da Companhia, definindo sua estrutura organizacional e detalhando as respectivas competencias, observadas as disposicoes legais e estatutarias;

VIII - aprovar e alterar o regimento interno do Conselho de Administracao;

IX - deliberar sobre emissao de acoes pela Companhia com aumento de capital, dentro do limite do capital autorizado, definindo os termos e condicoes dessa emissao;

X - deliberar sobre a emissao de bonus de subscricao;

XI - deliberar, por delegacao da Assembleia Geral de Acionistas, acerca dos seguintes aspectos nas emissoes de debentures pela Companhia: (i) oportunidade da emissao, (ii) epoca e condicoes de vencimento, amortizacao ou resgate, (iii) epoca e condicoes do pagamento dos juros, da participacao nos lucros e do premio de reembolso, se houver, (iv) modo de subscricao ou colocacao, e (v) tipo das debentures;

XII - deliberar sobre a emissao de notas promissorias para distribuicao publica ("Commercial Papers") e sobre a submissao das acoes da Companhia a regime de deposito para comercializacao dos respectivos certificados ("Depositary Receipts"), e outros titulos semelhantes;

XIII - autorizar a aquisicao de acoes de emissao da Companhia, para cancelamento ou permanencia em tesouraria e posterior alienacao;

XIV - aprovar a alienacao de bens do ativo permanente, a constituicao de onus reais e a prestacao de garantias a obrigacoes de terceiros;

XV - aprovar a assuncao de qualquer obrigacao nao prevista no orcamento da Companhia em valor superior a R$ 20.000.000,00 (vinte milhoes de reais) ou o equivalente em outra moeda;

XVI - autorizar a celebracao de contratos, nao previstos no orcamento da Companhia, em valor superior a R$ 20.000.000,00 (vinte milhoes de reais) ou o equivalente em outra moeda;

XVII - investimentos, desinvestimentos, ou aquisicao, alienacao ou oneracao de ativos, nao previstos no orcamento, em valor superior a R$ 20.000.000,00 (vinte milhoes de reais) ou o equivalente em outra moeda;

XVIII - autorizar a participacao, aquisicao, alienacao ou oneracao de acoes e demais valores mobiliarios, em carater permanente, de emissao de outras sociedades ou grupos de sociedades;

XIX - aprovar a distribuicao de dividendos intermediarios;

XX - escolher ou destituir os auditores independentes;

XXI - indicar e destituir o titular da auditoria interna; e

XXII.- deliberar acerca de quaisquer outras materias que nao sejam, nos termos da lei e deste Estatuto Social, de competencia exclusiva das Assembleias Gerais de Acionistas.

Art. 18 - As atribuicoes especificas do Presidente do Conselho de Administracao sao: (a) convocar a Assembleia Geral de Acionistas; e (b) convocar e presidir as reunioes do Conselho de Administracao.

REUNIOES

Art. 19 - O Conselho de Administracao reunir-se-a, (i) ordinariamente, uma vez por mes e, (ii) extraordinariamente, sempre que necessario, mediante convocacao do seu Presidente, lavrando-se ata de suas deliberacoes.

Paragrafo 1(0) - As reunioes do Conselho de Administracao deverao ser convocadas por escrito, com, no minimo, 3 (tres) dias uteis de antecedencia, devendo a convocacao conter a Ordem do Dia, com a relacao das materias a serem deliberadas na respectiva reuniao. As convocacoes serao dispensadas quando houver a presenca da totalidade dos membros do Conselho de Administracao em exercicio.

Paragrafo 2(0) - O Conselho de Administracao deliberara por maioria de votos, presente a maioria de seus membros em exercicio, cabendo ao Presidente, alem do voto comum, o de qualidade, nos casos de empate.

DA DIRETORIA

COMPOSICAO

Art. 20 - A Diretoria sera composta de no minimo 2 (dois) e no maximo 4 (quatro) membros, acionistas ou nao, residentes no pais, eleitos pelo Conselho de Administracao, sendo um o Diretor Presidente, um o Vice-Presidente de Financas, Controle e Recursos, um o Vice-Presidente de Planejamento Corporativo, e o Diretor Vice-Presidente de Assuntos Regulatorios.

Paragrafo Unico - Um mesmo Diretor podera ser eleito para acumular as atribuicoes de mais de um cargo da Diretoria.

SUBSTITUICOES

Art. 21 - No caso de vacancia de cargo da Diretoria, a respectiva substituicao sera deliberada pelo Conselho de Administracao; ocorrendo impedimento de um dos cargos da Diretoria, o Diretor Presidente designara o substituto do Diretor impedido, dentre os demais Diretores. O Presidente do Conselho de Administracao podera cumular o cargo de Diretor Presidente ou indicar aquele que exercera o cargo em seu lugar.

COMPETENCIA DA DIRETORIA E REPRESENTACAO DA COMPANHIA

Art. 22 - Compete a Diretoria a representacao ativa e passiva da Companhia e a pratica de todos os atos necessarios ou convenientes a tanto.

Paragrafo 1o - Observadas as disposicoes contidas neste Estatuto Social, sera necessaria, para vincular a Companhia, (i) a assinatura conjunta de 2 (dois) Diretores, (ii) a assinatura de 1 (um) Diretor em conjunto com 1 (um) procurador, ou (iii) a assinatura de 2 (dois) procuradores em conjunto, desde que investidos de poderes especificos.

Paragrafo 2o - As procuracoes outorgadas em nome da Companhia o serao sempre por 2 (dois) Diretores, devendo especificar os poderes conferidos e, com excecao daquelas para fins judiciais, deverao ter um periodo maximo de validade de 1
(um) ano.

Paragrafo 3o - Em casos especiais, a Companhia podera se fazer representar por 1
(um) unico procurador na pratica de quaisquer atos, inclusive aqueles estabelecidos neste artigo, devendo o respectivo instrumento de procuracao conter, expressamente, poderes especiais para a pratica do ato em questao, bem como prazo de validade nao superior a 90 (noventa) dias. O referido procurador podera ou nao ser membro da administracao da Companhia.

COMPETENCIA DOS DIRETORES

Art. 23 - E a seguinte a competencia especifica de cada um dos cargos da
Diretoria:

I - Diretor Presidente:

     (a) acompanhamento e fiscalizacao da implementacao das determinacoes do Conselho de Administracao;

     (b) acompanhamento e fiscalizacao da implementacao da politica estrategica da Companhia; e

     (c) coordenacao e supervisao das atividades dos demais Diretores, representando a Diretoria perante o Conselho de Administracao.

II   - Vice-Presidente de Financas, Controle e Recursos:

     (a) preparacao das demonstracoes financeiras da Companhia, e seus balancos patrimoniais semestrais e balancetes;

     (b) coordenacao e fiscalizacao da escrituracao contabil da Companhia;

     (c) concepcao das politicas, diretrizes e procedimentos para a elaboracao e acompanhamento do orcamento da Companhia;

     (d) planejamento e gerencia dos recebimentos e os pagamentos da Companhia;
e

     (e) conduzir a arrecadacao e a consolidacao do faturamento junto as instituicoes financeiras e os demais canais de cobranca;

     (f) concepcao dos parametros para captacao e aplicacao de recursos pela Companhia;

     (g) planejamento e gerenciamento da politica de compras da Companhia;

     (h) responsabilizacao pelas funcoes de Diretor de Relacoes com o Mercado e representacao da Companhia perante a Comissao de Valores Mobiliarios - CVM e as Bolsas de Valores e demais orgaos de fiscalizacao do mercado de valores mobiliarios, incumbido nao so da prestacao de informacoes da Companhia aos investidores, a Comissao de Valores Mobiliarios - CVM e as Bolsas de Valores e demais orgaos de fiscalizacao do mercado de valores mobiliarios, como tambem de manter atualizados os registros da Companhia como Companhia de capital aberto e pela adocao dos procedimentos elencados na Instrucao CVM n(0) 276/98;

     (i) relacionamento com os investidores e demais integrantes do mercado de valores mobiliarios;

     (j) coordenacao e acompanhamento da auditoria interna, de acordo com os parametros estabelecidos pelo Conselho de Administracao; e

     (k) revisao dos procedimentos internos, verificando o cumprimento da legislacao, das disposicoes estatutarias e das politicas e diretrizes da Companhia.

III  - Vice-Presidente de Planejamento Corporativo:

     (a) concepcao do planejamento estrategico da Companhia e de suas controladas e coligadas;

     (b) coordenacao da integracao e da utilizacao das sinergias entre a Companhia e suas controladas e coligadas, bem como junto as demais sociedades pertencentes ao mesmo grupo economico; e

     (c) concepcao da politica de aliancas com as demais sociedades do ramo de telecomunicacoes.

IV   - Vice-Presidente de Assuntos Regulatorios:

     (a) coordenacao do relacionamento com a Administracao Publica, inclusive com a Agencia Nacional de Telecomunicacoes - ANATEL, o Conselho Administrativo de Defesa Economica - CADE e demais entidades regulamentadoras e fiscalizadoras;

     (b) coordenacao do relacionamento com as entidades civis representativas de interesses sociais, inclusive com sindicatos, entidades relacionadas aos consumidores; e

     (c) coordenacao do relacionamento com as demais operadoras de telefonia fixa ou movel, nao pertencentes ao mesmo grupo economico da Companhia.

CAPITULO VI - DO CONSELHO FISCAL

Art. 24 - O Conselho Fiscal, de carater permanente, sera composto de, no minimo, 3 (tres) e, no maximo, 5 (cinco) membros efetivos e igual numero de suplentes.

Paragrafo 1o - A remuneracao dos membros do Conselho Fiscal, alem do reembolso das despesas de locomocao e estada necessarias ao desempenho da funcao, sera fixada pela Assembleia Geral de Acionistas que os eleger, e nao podera ser inferior, para cada membro em exercicio, a dez por cento da que, em media, for atribuida a cada Diretor, nao computados beneficios de qualquer natureza, verbas de representacao e participacao nos lucros. Tal remuneracao sera paga da forma como o for aos membros da Diretoria. O suplente em exercicio fara jus a remuneracao do efetivo, no periodo em que ocorrer a substituicao, contado mes a mes.

Paragrafo 2o - Os membros do Conselho Fiscal serao substituidos em suas ausencias, impedimentos ou vacancia, pelo respectivo suplente. Vagando mais da metade dos cargos e nao havendo suplentes a convocar, a Assembleia Geral sera convocada para eleger os seus substitutos.

Paragrafo 3(0) - O Conselho Fiscal reunir-se-a, (i) ordinariamente, uma vez a cada trimestre e, (ii) extraordinariamente, mediante convocacao do Presidente do Conselho de Administracao, ou de 2 (dois) membros do Conselho Fiscal, lavrando-se ata de suas deliberacoes.

Paragrafo 4(0) - As reunioes do Conselho Fiscal serao convocadas por escrito com, no minimo, 48 (quarenta e oito) horas de antecedencia, devendo a convocacao conter a Ordem do Dia, com a relacao das materias a serem apreciadas na respectiva reuniao.

CAPITULO VII - DO EXERCICIO SOCIAL E DAS DEMONSTRACOES FINANCEIRAS

EXERCICIO SOCIAL

Art. 25 - O exercicio social tera duracao de 12 (doze) meses, iniciando-se a 1(0) (primeiro) de janeiro de cada ano e terminando no ultimo dia do mes de dezembro.

DESTINACAO DOS LUCROS

Art. 26 - O valor correspondente ao dividendo minimo obrigatorio sera destinado prioritariamente ao pagamento do dividendo prioritario das acoes preferenciais ate o limite da preferencia; a seguir serao pagos aos titulares de acoes ordinarias ate o mesmo limite das preferenciais; o saldo sera rateado por todas as acoes, em igualdade de condicoes.

Paragrafo Unico - Os dividendos nao reclamados no prazo de 3 (tres) anos reverterao em favor da Companhia.

Art. 27 - Juntamente com as demonstracoes financeiras, o Conselho de Administracao apresentara, a Assembleia Geral Ordinaria, proposta sobre (i) a participacao dos empregados e dos administradores nos lucros e (ii) a destinacao do lucro liquido do exercicio. Poderao ser levantados, alem do anual, balancos semestrais ou trimestrais.

Paragrafo Unico - Do lucro liquido do exercicio: (i) 5% (cinco por cento) serao destinados para a reserva legal, visando assegurar a integridade fisica do capital social, limitada a 20% (vinte por cento) do capital social integralizado; (ii) 25 % (vinte e cinco por cento) do lucro liquido ajustado na forma dos incisos II e III do art. 202 da Lei n(0) 6.404/76 serao obrigatoriamente distribuidos como dividendo minimo obrigatorio a todos os acionistas, respeitado o disposto no art. 26, sendo este valor aumentando ate o montante necessario para o pagamento do dividendo prioritario das acoes preferenciais; e (iii) o saldo remanescente, apos atendidas as disposicoes contidas nos itens anteriores deste artigo, tera a destinacao determinada pela Assembleia Geral de Acionistas, com base na proposta do Conselho de Administracao contida nas demonstracoes financeiras. Caso o saldo das reservas de lucros ultrapasse o capital social, a Assembleia Geral de Acionistas deliberara sobre a aplicacao do excesso na integralizacao ou no aumento do capital social, ou na constituicao ou manutencao de reserva suplementar para a expansao dos negocios sociais ate o limite de 80% (oitenta porcento) do capital social, ou na distribuicao de dividendos adicionais aos acionistas.

Art. 28 - A Companhia podera declarar, por deliberacao do Conselho de Administracao, dividendos: (i) a conta do lucro apurado em balancos semestrais;
(ii) a conta de lucros apurados em balancos trimestrais, desde que o total dos dividendos pagos em cada semestre do exercicio social nao exceda do montante de reservas de capital de que trata o paragrafo primeiro do artigo 182 da Lei 6.404/76, ou (iii) a conta de lucros acumulados ou de reservas de lucros existentes no ultimo balanco anual ou semestral.

Paragrafo Unico - Os dividendos intermediarios distribuidos nos termos deste artigo serao imputados ao dividendo minimo obrigatorio.

Art. 29 - Por deliberacao do Conselho de Administracao e observadas as disposicoes legais, a Companhia podera pagar, aos seus acionistas, juros sobre o capital proprio, os quais poderao ser imputados ao dividendo minimo obrigatorio.

CAPITULO VIII - DISPOSICOES GERAIS

Art. 30 - A Companhia entrara em liquidacao nos casos previstos em lei, ou por deliberacao da Assembleia Geral, que estabelecera a forma da liquidacao, elegera
o liquidante e instalara o Conselho Fiscal, para o periodo da liquidacao, elegendo seus membros e fixando-lhes as respectivas remuneracoes.

Art. 31 - A aprovacao, pela Companhia, atraves de seus representantes, de operacoes de fusao, cisao, incorporacao ou dissolucao de suas controladas sera precedida de analise economico-financeira por empresa independente, de renome internacional, confirmando estar sendo dado tratamento equitativo a todas as sociedades interessadas, cujos acionistas terao amplo acesso ao relatorio da citada analise.

Art. 32 - Em tudo o que for omisso o presente Estatuto Social, a Companhia se regera pelas disposicoes legais que forem aplicaveis.

                                   CHARTER OF
                      TELE LESTE CELULAR PARTICIPACOES S.A.

                                    CHAPTER I
                         CHARACTERISTICS OF THE COMPANY

     Art. 1 - TELE LESTE CELULAR PARTICIPACOES S.A., is a publicly-held corporation, governed by this Charter and by applicable legal provisions.


     Art. 2 - The purposes of the Company are:

     I. to exercise control over the companies providing Cellular Mobile Service in Concession Area 9;

     II. to promote, through subsidiaries or affiliates, the expansion and establishment of mobile telephone services in its concession area;

     III. to promote, carry out or direct the acquisition of funds from internal or external sources to be used by the Company or by its subsidiaries;

     IV. to promote, conduct and foster study and research activities aimed at the development of the mobile telephone sector;

     V. to provide, through subsidiaries or affiliates, specialized technical services affecting the mobile telephone sector;

     VI. to promote, foster, conduct and coordinate, through its subsidiaries or affiliates, the education and training of the personnel required in the mobile telephone sector;

     VII. to carry out and promote the importation of goods and services for its subsidiaries or affiliates;

     VIII. to carry out other activities that are similar or related to its corporate purposes;

     IX.  to invest in shares of other companies; and

     X. to market equipment and materials necessary or useful to provide telecommunications services.

                                PRINCIPAL OFFICE

     Art. 3 - The principal office of the Company is situated in the City of Salvador, in the State of Bahia, and the Company may, by decision of the Board of Directors, open or close subsidiaries, agencies, branches, offices, departments and representative offices anywhere in Brazil or abroad.

     Art. 4 - The duration of the Company is indefinite.

                                   CHAPTER II
                               AUTHORIZED CAPITAL

     Art. 5 - The Company is authorized to increase its capital, by decision of the Board of Directors, up to seven hundred billion (700,000,000,0000) shares of common or preferred stock.

     ss. 1. It is not necessary to maintain, when increasing its capital, the proportions of the number of common and preferred shares, subject to applicable law and this Charter.

     ss. 2. The Board of Directors may decide to eliminate preemptive rights to subscribe to shares, as well as during the issuance of debentures, beneficial rights convertible into shares and subscription rights, subject to applicable law.

                               SUBSCRIBED CAPITAL

     Art. 6 - The corporate capital, fully subscribed and paid in, is R$87,160,567.41 (eighty seven million, one hundred sixty thousand, five hundred sixty seven reais and forty one centavos), represented by 334,399,027,592 (three hundred thirty four billion, three hundred ninety nine million, twenty seven thousand, five hundred and ninety two) shares, consisting of 124,369,030,532 (one hundred twenty four billion, three hundred sixty nine million, thirty thousand, five hundred and thirty two) registered common shares and 210,029,997,060 (two hundred ten billion, twenty nine million, nine hundred ninety seven thousand and sixty) registered preferred shares, all without par value.

     Sole Paragraph - Shares of the Company shall be in book entry form, shall be held on deposit with a financial institution in the names of the owners and shall not be certificated.

                                   CHAPTER III
                                  COMMON SHARES

     Art. 7 - Each ordinary share shall correspond to one vote at the Meetings of Shareholders.

                                PREFERRED SHARES

     Art. 8 - Preferred shares are not entitled to voting rights except as provided in the sole paragraph of Arts. 10 hereunder being entitled to priority
(i) in the repayment of corporate capital, without premium, and (ii) in the payment of minimum non-cumulative dividends of 6% (six percent) per year, on the amount computed by dividing the corporate capital by the total number of shares of the Company.

     Sole Paragraph - Preferred shares will become entitled to vote if the Company fails to pay the minimum dividends as provided herein for a period of 3 (three) consecutive years, and shall retain said right until repayment is made.

                                   CHAPTER IV
                             MEETING OF SHAREHOLDERS

     Art. 9 - The Meeting of Shareholders shall take place: (i) ordinarily, once per year, within four months of the end of each fiscal year, in accordance with Art. 132 of Law 6,404/76, and (ii) extraordinarily, whenever necessary, in the corporate interest, or as required by this Charter or when the applicable legislation so requires it.

     Sole Paragraph - The Meeting of Shareholders shall be called by the Chairman of the Board of Directors, and in his/her absence, by his/her replacement, in accordance with Art. 15 hereunder.

     Art. 10 - The Meeting of Shareholders must approve before execution any long-term contracts between the Company or its subsidiaries, on the one hand, and the controlling shareholder or its subsidiaries, affiliates, entities under common control or controlling shareholders of the latter, or companies that are otherwise related parties with respect to the Company, on the other hand, except when the contracts consist of standard forms.

     Art. 11 - Without prejudice to the provisions of paragraph 1 of Art. 115 of the Law 6,404/76, preferred shareholders shall have the right to vote on decisions taken at the Meeting of Shareholders referred to in Art. 10, as well as those relating to the amendment or revocation of the following provisions of this Charter:

     I.   Art. 10;

     II.  ss.1 of Art. 12; and

     III. Art. 31.

     Art. 12 - The Meeting of Shareholders shall be opened by the Chairman of the Board of Directors. In case of absence of the Chairman of the Board of Directors, the shareholders shall by presided by his/her replacement, in accordance with Art. 15 hereunder, or by another person elected by a majority of those present. The Chairman of the Board of Directors share elect the Secretary.

     ss. 1. In the cases provided for in Art. 136 of Law 6,404/76, the first notice of the Meeting of Shareholders shall be given at least 30 (thirty) days in advance and the second notice shall be given at least 10 (ten) days in advance.

     ss. 2 - Only those shareholders whose shares are registered under their name in the Company's register, up to 72 hours before the designate date for the respective meeting will be able to take part and vote in the Meeting of Shareholders

     ss. 3. The call for Meeting of Shareholders may set forth as a condition for the admission of shareholders, in the Meeting of Shareholders, the deposit, at the Company's principal offices, evidence of being a shareholder, provided in the Company's register or by the depositary institution holding the shares of the Company, up to 48 (forty-eight) hours prior to the date scheduled for the Meeting of Shareholders.

     ss. 4. The call for Meeting of Shareholders may also set forth as a condition for the representation of shareholders by attorney's-in-fact, in the Meeting of Shareholders, for the deposit of the instruments granting said power at the Company's principal office, up to 48 (forty-eight) hours prior to the date scheduled for the Meeting of Shareholders.

                                    CHAPTER V
                            MANAGEMENT OF THE COMPANY

     Art. 13 - The Company shall be managed by the Board of Directors and by the Board of Executive Officers, with their powers conferred by law or by this Charter. Their members shall be elected for 3 (three) years, and are allowed to be re-elected, being exempt from guaranteeing that they shall perform their functions. The Board of Directors, acting as a collegiate body, shall be responsible for managing the Company. The Executive Board of Directors is the executive body for the corporate management, with each Executive Officer acting in accordance with his/her powers, subject to applicable law and this Charter.

     ss. 1. All the members of the Board of Directors and the Board of Executive Officers shall take office by means of signature of their corresponding terms of office, and remain in their respective positions until their successors take office.

     ss. 2. The Meeting of Shareholders shall establish the compensation of the management of the Company, including benefits of any kind and representation fees, and the Board of Directors shall allocate the compensation among its members and of the Board of Executive Officers.

     ss. 3. The Meeting of Shareholders may allow the managers to receive a portion of the Company's profits, in accordance with Art. 152, ss. 1 and ss. 2 of Law 6,404/76.

                               BOARD OF DIRECTORS
                                   COMPOSITION

     Art. 14 - The Board of Directors shall be composed of 4 (four) members, all of them shareholders of the Company and residents of Brazil.

     Sole Paragraph -The Board of Directors shall nominate, on their first meeting after being elected, shall elect the Chairman and Vice-Chairman of the Board of Directors.

                                   REPLACEMENT

     Art. 15 - In the event of absence or impediment of any member of the Board of Directors, he/she shall be replaced, immediately, by another member of the Board or Executive Officer that, in writing, shall be indicated to represent him/her for said meeting which they shall be absent from.

     Sole Paragraph - In case of absence or impediment of any other member of the Board of Directors, the absent member shall indicate in writing, his/her name, his/her alternate among the other members of the body, to represent him/her and deliberate on his/her behalf for the meeting that he/she shall be absent, in accordance with ss. 3 of Art. 19 of this Charter.

     ss. 2. As established in this Article, the member of the Board of Directors that is replacing the member of the Board of Directors whose is absent or impeded shall vote for him-herself and for the replaced member of the Board, in the meeting of the Board of Directors.

     Art. 16 - In the event of vacancies in the Board of Directors, the replacement shall be given charge by the Board of Directors, to continue as a replacement up to the next Meeting of Shareholders that takes place after the replacement.

                                     POWERS

     Art. 17 - The Board of Directors shall:

     I. set the general business policy of the Company and ensure the execution thereof, as well as to well as decide to open or close subsidiaries, agencies, branches, offices, departments and representative offices anywhere in Brazil or abroad ;

     II. approve the budget and annual business and investment plan of the Company;

     III. call Meetings of Shareholders;

     IV. approve and submit to the Meeting of Shareholders the financial statements and the report of management;

     V. elect the Company's Executive Officers and remove them from office at any time, and establish their powers, in accordance with applicable law and the provisions of this Charter;

     VI. supervise the management of the Company by the Executive Officers; examine the Company's books at any time; and request information regarding contracts that have been concluded or that are in the process of being concluded, or any other documents;

     VII. approve the Internal Regulations of the Company, define its organizational structure and specify the powers of each Executive Officer, in accordance with applicable law and the provisions of this Charter;

     VIII. approve or amend the Internal Regulations of the Board;

     IX. decide on the issuance of shares, within the limits of the authorized capital, as permitted by applicable law and this Charter;

     X.   decided on the issuance of subscription rights;

     XI. decide, by delegation of the Meeting of Shareholders, on the following aspects of issuing debentures of the Company: (i) opportunity for issuance, (ii) maturity and conditions of expiration, repayment and redemption, (iii) interest terms and timing of interest payments, equity participations and redemption premiums, if any, (iv) subscription and placement methods and (v) type of debentures;

     XII. decide on the issuance of promissory notes for public placement (Commercial Paper) and on the submission of shares of the Company to be deposited for the issuance of their respective certificates (Depositary Receipts) and other similar instruments;

     XIII. authorize purchases of shares of the Company for cancellation or retention in treasury and subsequent disposal;

     XIV. approve the sale of fixed assets, creation of liens on property and guarantees of third-party obligations;

     XV. approve the undertaking of any obligation not provided for in the budget of the Company, with a value exceeding R$20,000,000.00 (twenty million reais) or the equivalent in another currency;

     XVI. approve the execution of contracts not provided for in the budget of the Company, with a value R$20,000,000.00 (twenty million reais) or the equivalent in another currency; XVII. approve equity investments, sales or acquisition, disposal or creation of liens on assets not provided for in the budget of the Company, with a value exceeding R$20,000,000.00 (twenty million reais) or the equivalent in another currency;

     XVIII. authorize permanent participation, acquisition, alienation or creation of liens on shares and other securities, in a permanent manner, of shares of other companies or groups of companies;

     XIX. approve the distribution of intermediary dividends;

     XX.  appoint the independent auditors and remove them from office;

     XXI. appoint and remove from office the Internal Auditor; and

     XXII. decide on other matters that are not, either in accordance

     Art. 18 - The specific powers of the Chairman of the Board of Directors are: (a) represent the Board of Directors in the Meeting of Shareholders, and
(b) to open and preside over the meetings of the Board of Directors.

                                    MEETINGS

     Art. 19 - The Board of Directors shall meet (i) ordinarily, once each month and (ii) extraordinarily, whenever necessary, when they are called by the Chairman, and minutes of the meetings shall be kept.

     ss. 1. The meetings of the Board of Directors shall be notified in writing with, at least, 3 (three) days notice, and the notice shall indicate the agenda and the matter to be decided in the respective meeting. The call for meetings shall be dispensed with when all members of the Board of Directors are present.

         ss. 2. The Board of Directors shall decide by majority voting, being present a majority of its members, and the Chairman shall have a casting vote in addition to his regular vote, in case of a tie.

                           BOARD OF EXECUTIVE OFFICERS

     Art. 20 - The Board of Executive Officers shall consist of at least 2 (two) and no more than 4 (four) members, shareholders or not, residents of Brazil, elected by the Board of Directors, to be the President, the Vice-President for Finance, Control and Resources, the Vice-President for Corporate Planning and the Vice-President for Regulatory Matters.

     Sole Paragraph - The same Executive Officer may be elected to more than one position on the Board of Executive Officers.

                                   REPLACEMENT

     Art. 21 - In case of temporary absence or impediment, the President shall designate his/her replacement; In case of a vacancy of a position on the Board of Executive Officers, a replacement shall be chosen by the Board of Directors, and in cases of impediment, the President shall designate a replacement for the Executive Officer, from among the other Executive Officers. The Chairman of the Board of Directors may take over the duties of the President or elect one who shall discharge the President's duties in his/her place.

                    POWERS OF THE BOARD OF EXECUTIVE OFFICERS
                        AND REPRESENTATION OF THE COMPANY

     Art. 22 - The Board of Executive Officers is the body that actively and passively represents the Company, and the Board of Executive Officers and its members shall have the required and necessary authority to conduct the corporate business.

     ss. 1. In accordance with the provisions set forth in this Charter, all documents binding the Company shall be signed (i) by 2 (two) Executive Officers,
(ii) by 1 (one) Executive Officer together with 1 (one) attorney-in-fact, or
(iii) by 2 (two) attorneys-in-fact, with duly designated powers.

     ss. 2. The powers-of-attorney granted in the name of the Company shall be executed by 2 (two) Executive Officers, which shall specify the powers granted and with exception of those granted for judicial powers, shall remain in effect for a period not to exceed 1 (one) year.

     ss. 3. In special circumstances, the Company can have itself represented by 1 (one) attorney-in-fact to carry out any actions, including those set forth in this Article, having the certificate granting his/her powers contain expressly, the special powers for the carrying out the necessary tasks, as well as the term of effectiveness, which shall not exceed 90 (ninety) days. The aforementioned attorney-in-fact may, or may not, be a member of the Company's management.

                        POWERS OF THE EXECUTIVE OFFICERS

     Art. 23 - The specific powers of each of the members of the Board of Executive Officers are as follows:

     I.   PRESIDENT

          a) to supervise and manage the implementation of the decisions of the Board of Directors;

          b) to supervise and manage the implementation of the strategic policies of the Company; and

          c) to coordinate and supervise the activities of the other Executive Officers, and representing the Board of Directors during the Meeting of Shareholders.

     II.  Vice-President for Finance, Control and Resources

          a) to prepared the financial statements of the Company, and the biyearly balance sheets and interim balance sheets;

          b) to manage the corporate planning and business development coordinating activities for the Company and its subsidiaries;

          c) to prepare the policies, directive and procedures for preparing and supervising the Company's budget;

          d)   to plane and manage the receipts and payments of the Company;

          e) to conduct the collection and the consolidation of billing together with financial institutions and through other billing systems;

          f) to prepare the parameters for the acquisition and application of the Company's resources;

          g)   to plan and manage the purchasing policies of the Company;

          h) to conduct the responsibilities of Investor Relation Directors and represent the Company with the Brazilian Securities Commission (CVM) and the stock exchanges, as well as other supervisory bodies of the securities markets, with the duties of not only providing information to investors, to the CVM and to the stock exchanges and other supervisory bodies of the securities markets, as well a keeping up to date the register as a publicly-held company and the adoption of the procedures enumerated in CVM Instruction n(0) 276/98;

          i) to interact with investors and other parties of the securities markets;

          j) to coordinate and supervise the Internal Auditor, in accordance with the guidelines established by the Board of Directors; and

          k) to review the internal procedures, verify and comply with legislation, in accordance with this Charter and the policies and directives of the Company.

     III. Vice-President for Corporate Planning

          a) to prepare the strategic plans of the Company and of its subsidiaries and affiliates;

          b) to consolidate and maximize the synergies existant between the Company and its subsidiaries and affiliates, as well as other companies that are part of the same corporate unit; and

          c) to prepare the policy of alliances with other companies in the area of telecommunications.

     IV.  Vice-President for Regulatory Matters

          a) to represent the Company before the Agencia Nacional de Telecomunicacoes--ANATEL, the Conselho Administrativo de Defesa Economica--CADE and other regulatory and supervisory agencies;

          b) to coordinate the relationship with other civic groups of social interest, including syndicates, consumer-related entities; and

          c) to coordinate the relationship with the other operating companies of fixed-line and mobile telephony, not part of the Company's corporate unit.

                                   CHAPTER VI
                            STATUTORY AUDIT COMMITTEE

     Art. 24 - The Statutory Audit Committee is the body that audits the management of the Company, shall function on a permanent basis and it shall have a minimum of 3 (three) and no more than 5 (five) members with an equal number of alternates.

     ss. 1. The compensation of the members of the Statutory Audit Committee, as well as the reimbursement for travel and lodging expenses incurred while performing their duties, shall be determined by the Meeting of Shareholders that appoints them, and the compensation of each active member shall be no less than one-tenth, on average, of the compensation of each Executive Officer, without calculating benefits of any kind, representation fees and profit sharing. Said compensation shall be paid in the same manner as made to the Executive Officers. The alternate who replaces a member shall be compensated for the period for which the replacement was made on a monthly basis.

     ss. 2. If there is a vacancy in the position of a member of the Statutory Audit Committee, the member shall be substituted by his/her alternate. If more than half of the positions become vacant and there are no alternates to meet, a Meeting of Shareholders shall be called to elect replacements.

     ss. 3. The Statutory Audit Committee shall meet (i) ordinarily, once each quarter and (ii) extraordinarily, when they are called by the Chairman, or by 2
(two) members of the Statutory Audit Committee, and minutes of the meetings shall be kept.

     ss. 4. The meetings of the Statutory Audit Committee shall be convened in writing with, at least, 48 (forty-eight) hours notice, and the notice shall indicate the agenda and the matter to be decided in the respective meeting.

                                   CHAPTER VII
                      FISCAL YEAR AND FINANCIAL STATEMENTS

     Art. 25 - The fiscal year shall have a duration of 12 (twelve) months, beginning on the 1st (first) of January of each year and ending on the last day of December.

                             DISTRIBUTION OF PROFITS

     Art. 26 - The minimum mandatory dividend amount shall be allocated first to payment of the preferred dividends on preferred shares, up to the preferred limit, and thereafter by payments to the holders of common shares up to the same limit as the preferred shares. The balance, if any, shall be paid pro rata to all the shares on equal terms.

     Sole Paragraph - Dividends not claimed within 3 (three) years shall revert to the Company.

     Art. 27 - Along with the financial statements, the Board of Directors shall submit to the Meeting of Shareholders proposals regarding (i) managers and employees profit sharing and (ii) aggregate distribution of the net profits. In addition to annual financial statements, quarterly and biyearly ones may also be prepared.

     Sole Paragraph - The net profits shall be allocated as follows: (i) 5% (five percent) to the legal reserve, in order to assure the physical integrity of the capital stock, which may not exceed 20% (twenty percent) of the paid-in capital; (ii) 25% (twenty five percent) of the net profits adjusted in accordance with items II and III of Art. 202 of Law No. 6,404/76 shall be distributed as minimum mandatory dividends to all shareholders, in accordance with the provisions of Art. 26, and this amount shall be increased until it equals the amount to be paid as preferred dividends on the preferred shares; and
(iii) the balance of the net profits not allocated to the payment of the minimum mandatory dividend or the preferred dividends on preferred shares shall be allocated to an additional reserve for expansion of the Company's businesses, which may not exceed 80% (eighty percent) of the capital stock. Once this limit is reached, the Meeting of Shareholders shall decide to allocation of the balance, to pay-in, subscribe capital stock or to an increase in the capital stock, or for the creation or maintenance of a supplement reserve for the expansion of corporate business up to 80% (eighty percent) of the capital stock, or to the distribution of additional dividends to the shareholders.

     ss. 2. Dividends not claimed within 3 (three) years, from the date of distribution, shall revert to the Company.

     Art. 28 - By decision of the Board of Directors, the Company may declare dividends from: (i) profits verified in semi-annual financial statements; (ii) profits verified in quarterly financial statements, as long as the total amount of dividends paid in each half of the fiscal year does not exceed the amount of capital reserves referred to in the Art. 182, first paragraph of Law 6,404/76, or (iii) accumulated profits or profit reserves which appear in the latest annual or semi-annual financial statements.

     Sole Paragraph - Intermediary dividends distributed in the terms of this article shall be considered part of the minimum mandatory dividend amount.

     Art. 29 - By decision of the Board of Directors, "ad referendum" of the Meeting of Shareholders, and in accordance with the applicable legal provisions, the Company may pay interest on net worth to its shareholders, which will be considered as part of the minimum mandatory dividend amount.

                                  CHAPTER VIII
                        GENERAL AND TRANSITORY PROVISIONS

     Art. 30 - The Company shall be liquidated in the cases provided for by law, or by decision of the Meeting of Shareholders, which shall determine the manner of liquidation, shall select the liquidator, and shall install a Statutory Audit Committee for the period of the liquidation, elect its members and determine their compensation.

     Art. 31 - Approval by the Company, through its representatives, of mergers, split-ups, consolidations, or dissolutions of its subsidiaries shall be preceded by an economic-financial analysis performed by an independent company of recognized international standing, to confirm that all of the companies involved are being treated equitably; the shareholders of the companies involved shall have full access to the report on the analysis.

     Art. 32 - In all that has been omitted from this Charter, the Company shall be ruled by applicable law.